EXHIBIT TO ITEM 77Q

PACIFIC FUNDS

77Q(f):

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

November 26, 2003

Gentlemen:

We have read Item 77K of Form N-SAR of the Pacific Funds and are in agreement with the statements contained in Item 1 in the exhibit. We have no basis to comment on the statements contained in Item 2 in the exhibit.

Very truly yours,

/s/ Ernst & Young, LLP